 Exhibit 99.1

Whole Earth Brands, Inc. Enters Into Definitive Agreement to Acquire Wholesome Sweeteners, North America’s #1 Organic Sweetener Brand

Acquisition Expands Whole Earth’s Diverse Portfolio of Trusted Brands and Delicious Products That Meet Growing Consumer Demand for Natural and Plant-Based Dietary Options, Baking Ingredients and Taste Profiles

Whole Earth Brands’ Global Platform is Expected to Approximately Double Since June 2020 and Generate Proforma Revenue of Approximately $500 Million, Further Expanding its U.S. and Global Portfolio of Natural Brands

Management Hosting a Conference Call at 8:30 a.m. Eastern Time Today

Chicago, Illinois – December 17, 2020 – Whole Earth Brands, Inc. (the “Company” or “Whole Earth Brands”) (Nasdaq: FREE), a global food company enabling healthier lifestyles by providing access to premium plant-based sweeteners, flavor enhancers and other foods through a diverse portfolio of trusted brands and delicious products, today announced that it has executed a definitive agreement to acquire all of the issued and outstanding capital stock of WSO Investments, Inc. (“WSO Investments”), the holding company for Wholesome Sweeteners Incorporated (“Wholesome”), the #1 organic sweetener brand in North America. The transaction has been unanimously approved by Whole Earth Brands’ and Wholesome’s Boards of Directors. The initial purchase price for the transaction is $180 million in cash. Management expects that this acquisition will be immediately accretive to earnings following the closing. The transaction is expected to close during the Company’s first quarter 2021, contingent on completion of a customary review under antitrust laws, including the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 in the U.S.

Source: Company materials

Wholesome is the U.S. leader in organic, plant-based and fair-trade certified sweeteners, including sugar, honey, agave nectar, allulose and other liquid sweetener products. With a proven track record of sustainability, innovation and profitable growth, including several new product lines that have been launched in the past few years, Wholesome has been a leader in fair trade, non-GMO organics, staying on the cutting edge of eco-friendly agriculture since its founding in 2001. Wholesome holds a 76% share in the organic granulated sugar segment of the organic and natural channel and has achieved retail sales growth of approximately 52% over the 52-week period ending November 1, 20201.

“Consumers are demanding more dietary options that enable healthier lifestyles, and Whole Earth Brands’ business strategy is built on meeting those needs through our innovative product pipeline and global distribution network,” said Irwin D. Simon, Executive Chairman of Whole Earth Brands. “Sweets are a joyful experience in cultures around the world, and consumers are demanding more sweetener options that fit within their individual health and dietary needs so that they can continue to enjoy life’s everyday moments and the celebrations that bring us together. Whole Earth Brands is delivering on that expectation by becoming the leader in plant-based and alternative sweeteners around the world, and we are looking forward to integrating Wholesome and growing the world-class brands within our Whole Earth Brands platform.”

“Wholesome will mark our second strategic acquisition since our business combination in June of this year and we are excited about the platform we are building across the sweetener category in North America,” said Albert Manzone, Whole Earth Brands Chief Executive Officer. “Wholesome’s leading position in organic sugar, honey, agave and allulose is a perfect complement to our existing portfolio of natural and alternative sweeteners. This transaction brings us additional scale that we believe will enhance our competitive position and help us expand consumers’ access to the delicious foods they love. We look forward to working with Nigel and the Wholesome team.”

Nigel Willerton, Chief Executive Officer at Wholesome Sweeteners, commented, “Wholesome is the #1 organic brand in the natural channel. The Wholesome brand was built on a mission of supporting farmers and to date has paid nearly $23 million in Fair Trade premiums. We share a common vision with Whole Earth Brands – to support consumers’ health and wellness goals by providing innovative products that they can feel good about and enjoy. Our business aligns with the powerful movements in the U.S. and around the world. Our extendable brands create opportunities for significant growth through channel, product and category expansion. This combination with Whole Earth Brands brings together like-minded companies with complementary strengths to unlock powerful value in the organic and natural category.”

Strategic and Financial Highlights

•	Provides Access to Large & Growing Organic Sugar Category: Organic sugar consumption is growing at 1.5x the rate of conventional sugar in the United States[3]. There are no domestic sources of organic sugar capable of supporting domestic demand and Wholesome is the largest single importer and consumer of organic sugar in the United States, representing more than one-third of imported volume into the United States annually.

•	Further Expands Whole Earth Brands’ Scale in the Natural Category: Including proforma contribution of Wholesome and the Company’s recent acquisition of Swerve, L.L.C. and Swerve IP (collectively, “Swerve”), natural sweeteners represent approximately 87% of Whole Earth Brands’ U.S. Branded CPG sales mix and 72% of Whole Earth’s global Branded CPG sales mix. Whole Earth Brands’ North American Branded CPG segment proforma net sales are expected to be approximately $290[2] million and its share of natural sweeteners is expected to increase by an additional 2.8 points to 14.5%, proforma for Wholesome for the last 52-week period ended November 2020.

•	Strong Brand Portfolio and Blue-Chip Customers Create Diversified Cash Flow Stream with High Free Cash Flow Conversion: Wholesome’s business has excelled within the natural channel with a product portfolio that spans branded retail, ingredients and private label. Wholesome has deep and tenured customers who are the market leaders across diverse food retailing and consumer products channels. Wholesome’s asset-lite production network aligns well with Whole Earth Brands’ global infrastructure and similarly generates high free cash flow conversion, with annual capex requirements similar to Whole Earth Brands.

•	Creates a Platform That Has Nearly Doubled Since Business Combination and Will Generate Proforma Revenue of Approximately $500 million[2]. The combination of Whole Earth Brands’ legacy businesses, its recent acquisition of Swerve and the pending acquisition of Wholesome creates a platform with significant global scale and provides opportunities for strong operational synergies. The expanded portfolio of brands significantly improves the Company’s shelf presence and visibility with retail customers.

Transaction Details

Under the terms of the Agreement, Wholesome will receive $180 million in cash and is eligible to receive up to $55 million of additional consideration under an earnout through the end of calendar year 2021. The initial purchase price of $180 million approximates 7.8x Wholesome’s calendar 2020 estimated Adjusted EBITDA. Additionally, the Company expects to realize commercial synergies in North America and through launching Wholesome’s products across Whole Earth Brands’ global footprint. The Company also expects to realize cost synergies through supply chain integration over the coming two years as well as general overhead savings. The Company intends to finance the $180 million transaction with cash on hand and a new credit facility that it has secured through TD Securities and its affiliates. Proforma 2020 for the transaction, the Company expects its Net Debt-to-Adjusted EBITDA leverage ratio to be approximately 4.5x. Whole Earth Brands remains committed to reducing its leverage to its 3.0x target through a combination of organic growth and strong free cash flow generation. The transaction is expected to close during the Company’s first quarter 2021, contingent on completion of a customary review under antitrust laws, including the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976 in the U.S.

Jefferies acted as the financial advisor and DLA Piper LLC (US) acted as legal advisor to Whole Earth Brands. Kirkland & Ellis LLP acted as legal advisor to Wholesome.

1 SPINS – Natural channel

2 Represents 2020E, giving effect to the Wholesome and Swerve transactions as if they had occurred on January 1, 2020

3 Nielsen L52W through 9/26/20, Calendar Year 2019

Conference Call Details

Management will provide a supplemental presentation and discuss the Wholesome Sweetener transaction on a conference call today, December 17, at 8:30 a.m. EST. The conference call can be accessed live over the phone by dialing 877-705-6003 or for international callers by dialing 201-493-6725. A replay of the call will be available until December 31, 2020 by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13714389.

The supplemental presentation and live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we "Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Non-GAAP Financial Measures

This press release includes certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) such as Adjusted EBITDA and certain ratios and other metrics derived there from. Adjusted EBITDA is net income before interest, taxes, depreciation and amortization and non-recurring costs and expenses. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly-titled measures used by other companies. We believe (i) these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends; and (ii) that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in and in comparing financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. We have not provided a reconciliation of projected adjusted EBITDA due to the difficulty in estimating the components by which future net income is estimated.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. (the “Company” or “Whole Earth Brands”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements included in this earnings release include, but are not limited to, the expected benefits (financial and others) from the Wholesome and Swerve transactions and the inability to close the Wholesome transaction. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to integrate Wholesome and Swerve and achieve the anticipated benefits of the transaction in a timely manner or at all; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; and the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Media Relations Contact:

Wyecomm

Penny Kozakos

202-390-4409

Penny.Kozakos@wyecomm.com